                                                                     Exhibit 8.1

                                                                   March 1, 2000

NFO Worldwide, Inc.
2 Pickwick Plaza, Suite 400
Greenwich, CT 06830-5530

Ladies and Gentlemen:

         You have requested our opinion as to whether the proposed merger of Merger Sub, a to-be-formed Delaware corporation wholly owned by The Interpublic Group of Companies, Inc., a Delaware corporation ("Parent"), with and into NFO Worldwide, a Delaware corporation (the "Company"), with the Company being the surviving corporation (the "Merger") should be treated for United States federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         In reaching the opinions expressed below, we have reviewed and relied on (i) the Agreement and Plan of Merger ("the Merger Agreement"), dated as of December 20, 1999, by and among Parent and the Company, (ii) the preliminary Proxy Statement/Prospectus (the "Proxy Statement") of the Company filed with the Securities and Exchange Commission on January 20, 2000, (iii) the representation letters dated today addressed to us in connection with the opinion set forth below from Parent and the Company, (iv) the Registration Statement on Form S-4 (the "Registration Statement") as initially filed by Parent with the Securities and Exchange Commission on March 1, 2000, and (v) such other information and materials as we have deemed appropriate.

         We have assumed, without any independent investigation, that the Merger Agreement has been duly authorized, executed and delivered by the parties to it and constitutes the valid and legally binding obligation of the parties, that the Merger Agreement has not been and will not be further amended or modified, that the representations and warranties in the Merger Agreement are and will continue to be accurate, that parties to the Merger Agreement will act in accordance with it, and that there are and will be no other agreements or understandings among the parties in connection with the subject matter of the Merger Agreement.

         We have examined those corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the legal capacity of all individuals who have executed any of the documents reviewed by us. In rendering our opinion set forth below, we have relied as to factual matters upon information obtained from Parent and the Company, their officers and representatives and public officials.

         Based upon and subject to the foregoing, it is our opinion that the Merger will qualify for United States federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code.

         We express no opinion concerning any United States, state, local or foreign tax matter relating to the Merger or other matter, except as expressly set forth above.

         The above opinion is based on the current provisions of the Code and the regulations under it, and on current interpretations of the Code and the regulations. The Code, the regulations and the interpretations described above are subject to change at any time, possibly with retroactive effect. Any change could affect the continuing validity of the opinion set forth above. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth and no opinions are to be implied or may be inferred beyond the matters expressly so stated. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") as to the federal income tax consequences of any aspect of the Merger, and there can be no assurance that the IRS or any court of competent jurisdiction will not disagree with the opinions expressed herein.

         This letter is furnished by us solely for your benefit and the benefit of holders of outstanding Company stock and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON